KPMG LLP
Two Financial Center 60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated June 24, 2026, with respect to the financial statements of Allspring Emerging Growth Fund, Allspring Large Cap Value Fund, Allspring Small Company Growth Fund, and Allspring Small Company Value Fund, each a series of Allspring Funds Trust, as of April 30, 2026, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts August 25, 2026